Exhibit 99.N

Consent of Independent Registered Public Accounting Firm

Prospect Capital Corporation
New York, New York

We hereby consent to the use in this Registration Statement of our reports dated September 4, 2008, relating to the consolidated financial statements of Prospect Capital Corporation, which are contained in this Registration Statement.

/s/ BDO Seidman, LLP
New York, New York
March 12, 2009